
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Twenty-six weeks ended
                                                        ----------------------------------       ---------------------------------
                                                         July 29, 1995     July 30, 1994         July 29, 1995       July 30, 1994
                                                        --------------      --------------       -------------       -------------
     Earnings before cumulative effect
       of change in accounting principle..............        $25,234              $23,518            $41,438             $41,075

     Adjustment for interest on $86,250,000, 4%
       convertible subordinated notes, net of income
       tax effect.....................................            540                    -              1,079                   -
                                                         -------------      --------------       -------------        ------------
(a)  Adjusted earnings before cumulative effect of
       change in accounting principle.................         25,774               23,518             42,517              41,075

(b)  Cumulative effect of change in
       accounting principle...........................              -                    -                  -              (4,300)
                                                         -------------      --------------       -------------        ------------
(c)  Adjusted net earnings............................        $25,774              $23,518            $42,517             $36,775
                                                         =============      ==============       =============        ============

     Average number of common shares outstanding
       during the period..............................         59,414               59,270             59,357              59,256

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes                        2,104                    -              2,104                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............            952                1,353              1,073               1,299
                                                         -------------       -------------        ------------        ------------

(d)  Average number of common shares assumed
       outstanding during the period..................         62,470               60,623             62,534              60,555
                                                         =============       =============        ============        ============

     Earnings per share before cumulative effect
       of change in accounting principle (a/d)........        $   .41              $   .39            $   .68             $   .68

     Cumulative effect of change in accounting
       principle (b/d)................................              -                    -                  -                (.07)
                                                          ------------       -------------         -----------         -----------
     Net earnings per share (c/d).....................        $   .41              $   .39            $   .68             $   .61
                                                          ============       =============         ===========        ============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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